Exhibit 99.1

RECOMMENDATION TO REJECT AN UNSOLICITED OFFER

If you are considering selling your shares to MacKenzie Capital Management, LP or its affiliates, please read all of the information below.

Dear Stockholder:

The Board of Directors (the “Board”) of SmartStop Self Storage REIT, Inc. (the “Company”) unanimously recommends that you IGNORE the materials that were sent to you by MacKenzie Capital Management, LP and its affiliates (“MacKenzie”) and REJECT its offer.

Please keep reading for important information.

We recently became aware of an unsolicited attempt by MacKenzie in which MacKenzie has proposed to acquire up to 100,000 shares of Class A or Class T common stock of the Company at a price of $5.45 per share (the “MacKenzie Tender Offer”). After careful evaluation, the Board unanimously recommends that you reject the MacKenzie Tender Offer and ignore the materials that were sent to you by MacKenzie.

The following are a list of important considerations:

•

As admitted by MacKenzie, it is making the offer “in view of making a profit.” MacKenzie is a for profit business that, among other things, capitalizes on the illiquidity of shares by buying shares at what MacKenzie believes is a discounted price in order to make a profit. The MacKenzie Tender Offer indicates that MacKenzie believes that our shares will be worth more than its offer price in the future. Neither we nor any of our affiliates is in any way affiliated with MacKenzie.

•

We believe the MacKenzie Tender Offer is an attempt to capitalize on the current suspension of our share redemption program (the “SRP”). As stated in our public filings, we have partially suspended the SRP (other than in certain cases such as death, disability or confinement to a long-term care facility) in order to maintain operating flexibility, continue to invest in future business initiatives, and prepare for strategic alternatives.

•

The Company’s estimated net asset value per share for the Company’s common stock (the “NAV”) is currently $10.40. Although this does not represent the price that a stockholder could obtain in the open market, or otherwise, the NAV is nearly double the price offered in the MacKenzie Tender Offer.

•

As disclosed in its offering materials, MacKenzie did not retain an independent person to evaluate or render any opinion with respect to the fairness of the offering price, which is in contrast to the rigorous methods used by the Company in determining its NAV, including the engagement of an independent third-party appraisal firm.

•

The Board has significant knowledge of the Company and its assets, and based upon the historical financial data disclosed in the Company’s Form 10-Q and Form 10-K filings over the past several quarters, there are positive trends, which indicate that the MacKenzie Tender Offer undervalues the per share value of the Company.

•	Even if a stockholder were to take advantage of the MacKenzie Tender Offer, the Board cannot verify that MacKenzie has the funds to make a payment for any or all of the shares that may be tendered.

•	The Securities and Exchange Commission has cautioned investors about the heightened risks involved with offers such as the MacKenzie Tender Offer. In addition to this letter, we strongly encourage you to read the information provided by the SEC, here (www.sec.gov/investor/pubs/minitend.htm) and here (www.sec.gov/rules/interp/34-43069.htm). The SEC makes the following admonitions:

o

If the offer is for less than 5% of a company’s shares, it is a “mini-tender offer” and “you should proceed with caution.” The MacKenzie Tender Offer is for up to approximately 0.2% of the Company’s outstanding common stock. Thus, the MacKenzie Tender Offer is a mini-tender offer, and you should proceed with caution.

o	“Some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard.”

o

“[I]nvestors typically feel pressured to tender their shares quickly without having solid information about the offer or the people behind it. And they've been shocked to learn that they generally cannot withdraw from mini-tender offers.”

o

“[M]ini-tender offers typically do not provide the same disclosure and procedural protections that larger, traditional tender offers provide.” We believe the materials provided along with the MacKenzie Tender Offer fail to adequately address certain matters, such as: a complete description of the risks associated with the MacKenzie Tender Offer; a clear discussion of the methodologies used by MacKenzie to determine its offer price or how it has valued the Company’s shares; and a complete disclosure as to MacKenzie’s financial wherewithal.

While we do not believe the MacKenzie Tender Offer is in the best interest of our stockholders, it is important for you to carefully evaluate whether to tender your shares as it relates to your specific situation, particularly with respect to your investment objectives, your financial circumstances, other financial opportunities available to you, your own tax position and tax consequences, and any other factors you determine are relevant to your decision. To that end, we encourage you to consult with any financial, tax or other advisors when making your decision.

Please also carefully consider all the factors discussed in the MacKenzie Tender Offer materials, our letter and the advice provided by the SEC before making a decision.

We encourage you to follow the recommendation of the Board and not tender your shares in connection with the MacKenzie Tender Offer.

If you do not wish to tender your shares, simply IGNORE the MacKenzie Tender Offer materials and DO NOT RESPOND.

Should you have any questions or need further information about your options, the MacKenzie Tender Offer, or otherwise, please feel free to contact SmartStop Self Storage REIT, Inc., 10 Terrace Road, Ladera Ranch, California 92694, Attention: Investor Relations (telephone number: (866) 418-5144).

Sincerely,

Michael S. McClure

Chief Executive Officer

SmartStop Self Storage REIT, Inc.  |  10 Terrace Road, Ladera Ranch, CA 92694  |  866-418-5144 |  info@StrategicREIT.com  |  www.StrategicREIT.com